As filed with the Securities and Exchange Commission on April 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Vaccitech plc

(Exact name of registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Vaccitech plc

The Schrödinger Building

Heatley Road

The Oxford Science Park

Oxford OX4 4GE

United Kingdom

+44 (0) 1865 818 808

(Address of Principal Executive Offices, including zip code and telephone number)

EMI Share Option Scheme

Share Award Plan 2021

2021 Employee Share Purchase Plan

(Full Title of the Plans)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168

Tel: (212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert E. Puopolo Marishka DeToy Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 +1 617 570 1000	Andrew Harrow Goodwin Procter (UK) LLP 100 Cheapside London EC2V 6DY United Kingdom +44 20 7447 4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, nominal value £0.000025 per share	1,895,097 shares(3)	$0.000301(4)	$570.42	$0.07
Ordinary shares, nominal value £0.000025 per share	3,675,680 shares(5)	$17.00(6)	$62,486,560.00	$6,817.29
Ordinary shares, nominal value £0.000025 per share	367,568 shares(7)	$14.45(8)	$5,311,357.60	$579.47
Total	5,938,345 shares		$67,798,488.02	$7,396.83

(1)	These shares may be represented by the American Depositary Shares (“ADSs”) of Vaccitech plc (the “Registrant”). Each ADS represents one ordinary share, nominal value £0.000025 per share (each, an “Ordinary Share”). ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-2555237).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional Ordinary Shares of the Registrant which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Ordinary Shares. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein. In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.

(3)	Represents Ordinary Shares issuable upon the exercise of outstanding stock option awards under the EMI Share Option Scheme (the “EMI Scheme”) as of April 30, 2021. No further grants will be made under the EMI Scheme.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $0.000301 per share, the weighted average exercise price (rounded to the nearest cent) of the outstanding option awards under the Registrant’s Share Award Plan (“2021 Plan”) as of April 30, 2021.

(5)	Represents Ordinary Shares reserved for future issuance pursuant to awards under the 2021 Plan. The 2021 Plan provides that an additional number of Ordinary Shares will automatically be added to the Ordinary Shares authorized for issuance under the 2021 Plan on January 1 of each year. The number of Ordinary Shares added each year will be equal to the lesser of (i) 4% of the outstanding shares on the immediately preceding December 31, or (ii) such amount as determined by the compensation committee of the registrant's board of directors.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based on $17.00, the initial public offering price per share of the Registrant’s ADSs, each representing one Ordinary Share, set forth on the cover page of the Registrant’s prospectus dated April 29, 2021 relating to the Registrant’s initial public offering.

(7)	Represents Ordinary Shares reserved for future issuance under the Registrant’s 2021 Employee Share Purchase Plan (the “2021 ESPP”). The 2021 ESPP provides that an additional number of Ordinary Shares will automatically be added to the Ordinary Shares authorized for issuance under the 2021 ESPP on January 1 of each year. The number of Ordinary Shares added each year will be equal to the least of (i) 1% of the outstanding shares on the immediately preceding December 31, (ii) 735,146 Ordinary Shares or (iii) such amount as determined by the compensation committee of the registrant's board of directors.

(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on 85% of $17.00, the initial public offering price per share of the Registrant’s ADSs, each representing one Ordinary Share, set forth on the cover page of the Registrant’s prospectus dated April 29, 2021 relating to its initial public offering. Pursuant to the 2021 ESPP, the purchase price of the Ordinary Shares reserved for issuance thereunder will be 85% of the fair market value of an Ordinary Share on the first trading day of the offering period or on the exercise date, whichever is lower.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)	The prospectus filed by the registrant with the Commission pursuant to Rule 424(b) under the Securities Act, on April 29, 2021, relating to the Registration Statement on Form S-1, as amended (File No. 333-255158), which contains the registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)	The description of the registrant’s Ordinary Shares and American Depositary Shares contained in the registrant’s Registration Statement on Form 8-A (File No. 001-40367), filed by the registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on April 27, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the Ordinary Shares offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subject to the U.K. Companies Act 2006, members of the Registrant’s board of directors and its officers have the benefit of the following indemnification provisions in the registrant’s Articles of Association:

Current and former members of the Registrant’s board of directors or officers shall be reimbursed for:

(i) all costs, charges, losses, expenses and liabilities sustained or incurred in relation to his or her actual or purported execution of his or her duties in relation to the Registrant, including any liability incurred in defending any criminal or civil proceedings; and

(ii) expenses incurred or to be incurred in defending any criminal or civil proceedings, in an investigation by a regulatory authority or against a proposed action to be taken by a regulatory authority, or in connection with any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the Registrant as a company (collectively, the “Statutes”) arising in relation to the Registrant or an associated company, by virtue of the actual or purposed execution of the duties of his or her office or the exercise of his or her powers.

In the case of current or former members of the Registrant’s board of directors, there shall be no entitlement to reimbursement as referred to above for (i) any liability incurred to the Registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the Registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the Registrant or an associated company in which judgment is given against the director, and (v) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the Registrant as a company in which the court refuses to grant relief to the director.

In addition, members of the Registrant’s board of directors and its officers who have received payment from the Registrant under these indemnification provisions must repay the amount they received in accordance with the Statutes or in any other circumstances that the Registrant may prescribe or where the Registrant has reserved the right to require repayment.

In addition, the Registrant has entered or intends to enter into a deed of indemnity with each of its directors and officers. In addition to such indemnification, the Registrant provides its directors and officers with directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

3.1(1)	Form of Articles of Association of Vaccitech plc (to be effective upon the consummation of the Registrant’s initial public offering).

4.1(2)	Form of Deposit Agreement.

4.2(2)	Form of American Depositary Receipt (included in Exhibit 4.1).

5.1*	Opinion of Goodwin Procter (UK) LLP, counsel to the Registrant.

23.1*	Consent of BDO LLP, independent registered public accounting firm.

23.2*	Consent of Goodwin Procter (UK) LLP, counsel to Registrant, (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this registration statement).

99.1(3)	EMI Option Scheme and form of award agreement thereunder.

99.2(4)	Share Award Plan 2021 and forms of award agreements thereunder(to be adopted prior to the effectiveness of this registration statement).

99.3(5)	2021 Employee Share Purchase Plan.

(1)	Filed as Exhibit 3.2 to Registrant’s Registration Statement on Form S-1 (File No. 333-255158), filed with the Securities and Exchange Commission on April 9, 2021, and incorporated herein by reference.

(2)	Filed as Exhibits 4.1 and 4.2 to Registrant’s Registration Statement on Form S-1 (File No. 333-255158), filed with the Securities and Exchange Commission on April 26, 2021, and incorporated herein by reference.

(3)	Filed as Exhibit 10.1 to Registrant’s Registration Statement on Form S-1 (File No. 333-255158), filed with the Securities and Exchange Commission on April 9, 2021, and incorporated herein by reference.

(4)	Filed as Exhibit 10.2 to Registrant’s Registration Statement on Form S-1 (File No. 333-255158), filed with the Securities and Exchange Commission on April 26, 2021, and incorporated herein by reference.

(5)	Filed as Exhibit 10.17 to Registrant’s Registration Statement on Form S-1 (File No. 333-255158), filed with the Securities and Exchange Commission on April 26, 2021, and incorporated herein by reference.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, under the laws and regulations of England and Wales, on the 30th day of April, 2021.

VACCITECH plc

By:	/s/ William Enright
William Enright
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of William Enright and Georgy Egorov as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ William Enright William Enright	Chief Executive Office (Principal Executive Officer)	April 30, 2021
/s/ Georgy Egorov Georgy Egorov	Chief Financial Officer (Principal Financial and Accounting Officer)	April 30, 2021
/s/ Robin Wright Robin Wright	Chairman and Director	April 30, 2021
/s/ Alex Hammacher Alex Hammacher	Director	April 30, 2021
/s/ Pierre A. Morgon Pierre A. Morgon	Director	April 30, 2021
/s/ Anne M. Phillips Anne M. Phillips	Director	April 30, 2021
/s/ Karen T. Dawes Karen T. Dawes	Director	April 30, 2021
/s/ Joseph C. F. Scheeren	Director	April 30, 2021
Joseph C. F. Scheeren

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement, on April 30, 2021.

By:	/s/ William Enright
	Name:	William Enright
	Title:	Chief Executive Officer